As filed with the Securities and Exchange Commission on June 16, 2008
Registration No. 333-139702
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1297589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 North Broadway
Irvington, New York 10533
(914) 524-6810
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles N. Jolly, Esq.
General Counsel
Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
(914) 524-6810
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary M. Brown, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street, Suite 1000 Nashville, Tennessee 37201 (615) 726-5763 phone (615) 744-5763 fax

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)	Price	Registration Fee (3)
Common Stock, par value $0.01 per share	14,973,785 shares	$11.57	$173,247,000	$1,057

(1)	Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any. Also includes 12,650,000 shares included in the initial registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the common stock on the New York Stock Exchange on June 10, 2008.

(3)	On December 28, 2006, the Registrant filed its registration statement to register 12,650,000 shares and, at that time, paid the applicable registration fee of $17,759. This amendment increases the number of shares registered by 2,323,785 (total of 14,973,785). Pursuant to Rule 457(a), the amount of the fee paid with this amendment represents the additional filing fee computed on the basis of the offering price ($11.57 per share) of those additional shares (aggregate $26,887,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated June 16, 2008

PROSPECTUS

14,973,785 Shares

Prestige Brands Holdings, Inc.

Common Stock

Selling stockholders are offering 14,973,785 shares of our common stock. All of the shares of common stock covered by this prospectus are being offered and sold by the selling stockholders. We are not selling any of the shares of common stock offered by this prospectus and, therefore, will not receive any of the proceeds from the sale of common stock by the selling stockholders. We are registering the resale of the shares of common stock to satisfy registration rights we previously granted the selling stockholders. The registration rights agreement requires that we pay substantially all the expenses that are incurred in connection with registering this offering.

You should carefully read this prospectus and any information incorporated by reference into this prospectus before you decide to invest in our common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “PBH.” On June 13, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $11.43 per share. You are encouraged to obtain a current quote for our stock.

See “Risk Factors” on page 4 of this prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We were required by an agreement with the selling stockholders to file this registration statement in order for the selling stockholders to be able to sell the common stock offered by this prospectus.

No person is authorized to give any information or represent anything not contained in this prospectus and the documents incorporated by reference in this prospectus. You should rely only on the information contained in or incorporated by reference into this prospectus. The information contained in this prospectus or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

The terms “Prestige,” “we,” “us,” and “our” as used in this prospectus refer to Prestige Brands Holdings, Inc. and its consolidated subsidiaries and, unless the context requires otherwise, their respective predecessors.

Our fiscal year ends on March 31 of each year. References to a year (e.g., “2008”) refer to our fiscal year that ends on March 31 of that year.

Trademarks and trade names used in this prospectus are the property of Prestige or its subsidiaries, as the case may be. We have utilized the ® symbol the first time each federally registered trademark, owned by Prestige or its subsidiaries, appears in this prospectus.

MARKET INFORMATION

Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including Information Resources, Inc.) and analysts, and our knowledge of our revenues and markets.

We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

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PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the information under “Risk Factors” and financial statements and related notes incorporated by reference into this prospectus. Because this is a summary, it is not complete and may not contain all of the information that is important to you and that you should consider before buying shares of our common stock. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in or incorporated by reference into this prospectus as a result of various factors, including those set forth under “Risk Factors” in our periodic reports that we file with the SEC.

Overview

We sell well-recognized, brand name over-the-counter healthcare, household cleaning and personal care product in a global marketplace. We operate in niche segments of these categories, which we believe are typically overlooked by larger competitors. We view our established retail distribution network, a low-cost operating model and our experienced management team as a competitive advantage that we believe will enable us to profitably grow our presence in these niche segments. Our major brands, set forth in the table below, have strong levels of consumer awareness and retail distribution across all major channels of distribution. These brands accounted for approximately 94.3% of our net sales for 2008.

	Market		Market
Major Brands	Position (1)	Market Segment	Share (1)	ACV(1)
			(%)	(%)

Over-the-Counter Drug:
Chloraseptic®	#1	Sore Throat Relief	42.9%	96%
Clear eyes®	#2	Eye Redness Relief	15.5	88
Compound W®	#2	Wart Removal	33.4	90
Wartner®	#3	Wart Removal	10.2	60
The Doctor’s® NightGuardtm	#1	Bruxism (Teeth Grinding)	68.0	56
The Doctor’s® BrushPicks®	#2	Interdental Picks	21.9	47
Little Remedies®(2)	N/A	Pediatric Healthcare	N/A	81
Murine®	#1	Personal Ear Care	21.3	72
New-Skin®	#1	Liquid Bandages	46.6	81
Dermoplast®	#3	Pain Relief Sprays	15.5	63
Household Cleaning:
Comet®	#2	Abrasive Tub and Tile Cleaner	31.1	99
Chore Boy®	#1	Soap Free Metal Scrubbers	28.9	37
Spic and Span®	#6	All Purpose Cleaner	3.9	65
Personal Care:
Cutex®	#1	Nail Polish Remover	26.7	91
Denorex®	#6	Medicated Shampoo	1.7	44

(1)	Source: Information Resources, Inc. “Market share” and “market position” are based on sales dollars in the United States, as calculated by Information Resources for the 52 weeks ended March 23, 2008 in food stores, drug stores, and mass merchandisers (excluding Wal-Mart). “Market Segment” has been defined by the Company based upon its product offerings and the categories in which it competes. “ACV” refers to the All Commodity Volume Food Drug Mass Index, as calculated by Information Resources for the 52 weeks ended March 23, 2008. ACV measures the weighted sales volume of stores that sell a particular product out of all the stores that sell products in that market segment generally. For example, if a product is sold by 50% of the stores that sell products in that market segment, but those stores account for 85% of the sales volume in that market segment, that product would have an ACV of 85%. We believe that ACV is a measure of a product’s importance to major retailers. We believe that a high ACV evidences a product’s attractiveness to consumers, as major national and regional retailers will carry products that are attractive to their customers. Lower ACV measures would indicate that a product is not as available to consumers because the major retailers do not carry products for which consumer demand may not be as high. For these reasons, we believe that ACV is an important measure for investors to gauge consumer awareness of our product offerings.

(2)	Market share information for market segments in which Little Remedies products compete is not available from Information Resources.

Our products are sold through multiple channels, including mass merchandisers and drug, grocery, dollar and club stores. This channel mix allows us to effectively launch new products across all distribution channels and reduce our exposure to any single distribution channel. We focus our internal resources on marketing, sales, customer service and product development. While we perform the production planning and oversee the quality control aspects of the manufacturing, warehousing and distribution of our products, we outsource the operating elements of these functions to entities that offer expertise in these areas and cost efficiencies due to economies of scale. This operating model allows us to focus our marketing and product development, which we believe enables us to achieve attractive margins while minimizing capital expenditures and working capital requirements.

We have developed our brand portfolio by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies, as well as other brands from smaller private companies. While the brands we have purchased from larger consumer products and pharmaceutical companies have long histories of support and brand development, we believe that at the time we acquired them they were considered “non-core” by their previous owners and did not benefit from the focus of senior level management or strong marketing support. We believe that the brands we have purchased from smaller private companies have been constrained by the limited resources of their prior owners. After acquiring a brand, we seek to increase its sales, market share and distribution in both new and existing channels through our established retail distribution network. We pursue this growth through increased advertising and promotion, new marketing strategies, improved packaging and formulations and innovative new products.

Our Brand History

We were originally formed in 1996 as a joint venture of Medtech Labs and The Shansby Group to acquire over-the-counter drug brands from American Home Products. Since 2001, our portfolio of brand name products has expanded from over-the-counter healthcare to include household cleaning and personal care products. We have added brands to our portfolio principally by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies. In February 2004, GTCR Golder Rauner II, LLC (“GTCR”), a private equity firm, acquired our business. In addition, we acquired the Spic and Span business in March 2004.

In April 2004, we acquired Bonita Bay Holdings, Inc., which conducted its business under the “Prestige” name. After we completed the Bonita Bay acquisition, we began to conduct our business under the “Prestige” name. The Bonita Bay brand portfolio included Chloraseptic, Comet, Clear eyes and Murine.

In October 2004, we acquired the Little Remedies brand of pediatric over-the-counter healthcare products, through our purchase of Vetco, Inc. Products offered under the Little Remedies brand include Little Noses® nasal products, Little Tummy’s® digestive health products, Little Colds® cough/cold remedies and Little Remedies New Parents Survival Kits. The Little Remedies products deliver relief of common childhood ailments without unnecessary additives such as saccharin, alcohol, artificial flavors, coloring dyes or harmful preservatives.

In October 2005, we acquired the Chore Boy® brand of metal cleaning pads, scrubbing sponges, and non-metal soap pads. The brand has over 84 years of history in the scouring pad and cleaning accessories categories.

In November 2005, we acquired Dental Concepts LLC, a marketer of therapeutic oral care products sold under “The Doctor’s®” brand. The business is driven primarily by two niche segments, bruxism (nighttime teeth grinding) and interdental cleaning. Its products include The Doctor’s® NightGuardTM brand dental protector, the first FDA-cleared over-the-counter treatment for bruxism and The Doctor’s® BrushPicks® which are disposable interdental toothpicks.

In September, 2006, we acquired Wartner USA B.V., the owner of the Wartner® brand of over-the-counter wart treatment products. Wartner is the #3 brand in the U.S. over-the-counter wart treatment category. Although we made no strategic acquisitions in our fiscal year ended March 31, 2008, we repaid $52.1 million of our senior debt with cash flow generated from operations. This followed $26.4 million in debt reduction during the second half of the prior fiscal year. These debt repayments reduce our interest costs on a going-forward basis, and favorably affect our interest coverage and our debt-to-equity ratios.

Corporate Information

Our principal executive office is located at 90 North Broadway, Irvington, New York 10533, and our telephone number is (914) 524-6810. Our website is www.prestigebrandsinc.com. Information on our website is not a part of this prospectus and is not incorporated in this prospectus by reference.

THE OFFERING

Common stock offered by the selling stockholders	14,973,785 shares

Selling Stockholder	The shares being offered by this prospectus are owned in the aggregate by GTCR Fund VIII, L.P. (“Fund VIII”), GTCR Fund VIII/B, L.P. (“Fund VIII/B”), GTCR Co-Invest II, L.P. (“Co-Invest II”) and GTCR Capital Partners, L.P. (“Capital Partners”) (collectively, the “GTCR Funds”). The address of each entity comprising the GTCR Funds is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606. Two of our directors, David A. Donnini and Vincent J. Hemmer, are principals of GTCR.

Common stock to be outstanding after this offering	49,959,454 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Dividends	We have not in the past paid, and do not expect for the foreseeable future, to pay dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including restrictions under our then existing debt instruments, and any other considerations our board of directors deems relevant.

Risk Factors	Investing in our common stock involves substantial risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information contained in or incorporated by reference into this prospectus before investing in our common stock.

New York Stock Exchange symbol	“PBH”

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 9, 2008 and excludes 4,150,199 additional shares of common stock reserved for future grants or awards under our 2005 Long-Term Equity Incentive Plan.

RISK FACTORS

An investment in our securities is risky. Before making a decision about investing in our securities, you should read and consider carefully the risk factors and information contained in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described in our periodic reports filed with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and any applicable prospectus supplement could decline, and you might lose all or part of your investment. You should consider these risk factors when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated by reference in this prospectus and in particular, statements found under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2008 that are not historical in nature may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “will continue,” “will likely result” or similar expressions. Our ability to predict the results or the actual effect of future plans or strategies is inherently uncertain. Our actual results could differ materially from those indicated in these statements as a result of matters discussed herein, as well as certain risk factors more fully discussed under “Risk Factors” in our periodic reports filed with the SEC.

Because actual results may differ from those predicted by such forward-looking statements, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold our securities. We undertake no obligation to update these forward-looking statements in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We, however, as required by the registration rights agreement between us and the selling stockholders, will pay substantially all of the costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and our accountants and reasonable fees and expenses of counsel to the selling stockholders. The selling stockholders will pay any brokerage expenses incurred by the selling stockholders in connection with their sales of common stock.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “PBH.” Public trading of our common stock commenced on February 10, 2005. Prior to that date, there was no public trading market for our common stock.

The following table sets forth the high and low closing prices per share for our common stock as reported on the New York Stock Exchange for each fiscal quarter during our last two fiscal years (2007 and 2008) and for the 2009 fiscal year through June 13, 2008. You are encouraged to obtain a current quote for our stock.

Fiscal Year Ending March 31, 2007	High	Low

First quarter ended June 30, 2006	$12.90	$8.25
Second quarter ended September 30, 2006	$11.55	$8.50
Third quarter ended December 31, 2006	$13.87	$10.77
Fourth quarter ended March 31, 2007	$13.53	$10.80

Fiscal Year Ending March 31, 2008

First quarter ended June 30, 2007	$13.60	$11.20
Second quarter ended September 30, 2007	$13.67	$10.23
Third quarter ended December 31, 2007	$11.43	$7.47
Fourth quarter ended March 31, 2008	$8.58	$6.77

Fiscal Year Ending March 31, 2009

First quarter ending June 30, 2008 (through June 13)	$11.93	$8.08

On June 13, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $11.43 per share. As of June 9, 2008, there were approximately 54 holders of record of our common stock.

DIVIDEND POLICY

We have not in the past paid, and do not expect for the foreseeable future, to pay dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including restrictions under our then existing debt instruments, and any other considerations our board of directors deems relevant.

SELLING STOCKHOLDERS

The GTCR Entities

The shares being offered by this prospectus are owned in the aggregate by GTCR Fund VIII, L.P. (“Fund VIII”), GTCR Fund VIII/B, L.P. (“Fund VIII/B”), GTCR Co-Invest II, L.P. (“Co-Invest II”) and GTCR Capital Partners, L.P. (“Capital Partners”) (collectively, the “GTCR entities”). The address of each entity comprising the GTCR entities is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

In connection with our initial public offering in 2005, we were reorganized as a corporation pursuant to an exchange agreement whereby our initial investors, which included the GTCR entities, exchanged their common units in one of our predecessor entities for our common stock. These transactions resulted in ownership by the GTCR entities of the shares being offered in this prospectus.

Two of our directors, David A. Donnini and Vincent J. Hemmer, are principals of GTCR. Except for that relationship, none of the selling shareholders has or, within the last three years, has had any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities.

Under a registration rights agreement entered into at the time of our reorganization mentioned above, the GTCR entities have the right at any time, subject to specified conditions, to request us to register, at our expense, any or all of their securities under the Securities Act. Accordingly, we have filed the registration statement of which this prospectus is a part at the request of the GTCR entities so that they may engage in open market sales of our shares that they currently own.

The GTCR entities currently own 14,973,785 (approximately 30%) shares of our common stock. Assuming that they sell all of the shares offered by this prospectus, they will own none of our common stock.

Corporate Opportunities and Transactions with GTCR

In recognition that directors, officers, stockholders, members, managers and/or employees of the GTCR entities may serve as our directors and/or officers, and that the GTCR entities and our other non-employee directors may engage in similar activities or lines of business that we do, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and such persons. Specifically, subject to applicable law, neither the GTCR entities nor any of our non-employee directors have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any GTCR entity or non-employee director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for such persons and us, we do not have any expectancy in such corporate opportunity, and such persons do not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. In addition, if any GTCR entity or non-employee director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and such person, we do not have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company.

In recognition that we may engage in material business transactions with the GTCR entities, from which we are expected to benefit, our amended and restated certificate of incorporation provides that any of our directors or officers who are also directors, officers, stockholders, members, managers and/or employees of any GTCR entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to such transaction, if:

•	the transaction was approved, after being made aware of the material facts of the relationship between each of Prestige or a subsidiary thereof and the GTCR entity and the material terms and facts of the transaction, by (i) an affirmative vote of a majority of the members of our board of directors who do not have a material financial interest in the transaction (“Interested Persons”) or (ii) an affirmative vote of a majority of the members of a committee of our board of directors consisting of members who are not Interested Person; or

•	the transaction was fair to us at the time we entered into the transaction; or

•	the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote generally in the election of directors, voting together as a single class, excluding the GTCR entities and any Interested Person.

Any amendment to the foregoing provisions of our amended and restated certificate of incorporation requires the affirmative vote of at least 80% of the voting power of all shares of our common stock then outstanding.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided, however, in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions, directly or indirectly, through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Our common stock is traded on the New York Stock Exchange under the symbol “PBH.”

We, as required by the registration rights agreement between us and the selling shareholders, will pay substantially all of the costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and our accountants and reasonable fees and expenses of counsel to the selling stockholders.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that important information included in such publicly filed documents is considered part of this prospectus. The following documents filed by us with the SEC, and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, are incorporated by reference into this prospectus:

•	our annual report on Form 10-K for the fiscal year ended March 31, 2008;

•	our current reports on Form 8-K filed on May 15, 2008 and May 19, 2008 (specifically excluding the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto); and

•	the description of our common stock contained in our Form 8-A filed with the SEC on February 10, 2005.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained herein or in any other document incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference into such documents). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to:

Charles N. Jolly, Esq.
General Counsel and Secretary
Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

These documents may also be accessed through our internet web site at www.prestigebrandsinc.com or as described under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not and is not required to contain all the information included in the registration statement and the exhibits and schedules to the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because any summary may not contain all of the information that you find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement, or have provided references to our other SEC filings for a more complete understanding of the document or matter.

We also currently are subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. This information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov. Our filings may also be accessed on the World Wide Web through our Internet address at http://www.prestigebrandsinc.com. Information on our website is not a part of this prospectus and is not incorporated in this prospectus by reference.

14,973,785 Shares

Prestige Brands Holdings, Inc.

Common Stock

PROSPECTUS

          , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, to be paid solely by Prestige Brands Holdings, Inc., of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$18,816
Printing expenses	10,000
Accounting fees and expenses	25,000
Legal fees and expenses	25,000
Blue Sky fees	5,000
Miscellaneous expenses	16,184

Total	$100,000

All amounts shown above are estimates except for the Securities and Exchange Commission registration fee. With respect to the registration fee, $17,759 was paid upon filing the registration statement on December 28, 2006. The remaining $1,057 was paid when Amendment No. 1 was filed registering an additional 2,323,785 shares.

Item 15.	Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Prestige Brands Holdings, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Prestige Brands Holdings, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

Article 8 of the Second Amended and Restated Certificate of Incorporation of Prestige Brands Holdings, Inc. provides that the corporation may indemnify any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16.	Exhibits

Reference is made to the attached Exhibit Index immediately following the signature page hereto, which is incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser: if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 16th day of June, 2008.

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Peter J. Anderson
Name: Peter J. Anderson
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated on the 16th day of June, 2008.

Signature	Capacity

/s/ Mark Pettie Mark Pettie	Chairman of the Board, Chief Executive Officer & President (principal executive officer)

/s/ Peter J. Anderson Peter J. Anderson	Chief Financial Officer (principal financial and accounting officer)

L. Dick Buell	Director

/s/ John E. Byom* John E. Byom	Director

/s/ Gary E. Costley* Gary E. Costley	Director

David A. Donnini	Director

/s/ Ronald B. Gordon* Ronald B. Gordon	Director

Vincent J. Hemmer	Director

/s/ Patrick M. Lonergan* Patrick M. Lonergan	Director

/s/ Peter C. Mann* Peter C. Mann	Director

Raymond P. Silcock	Director

*	By Charles N. Jolly pursuant to power of attorney set forth on signature page to Registration Statement on Form S-3 (SEC File No. 333-139702) filed with the Securities and Exchange Commission on December 28, 2006

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

4.1	Form of stock certificate for common stock (filed as Exhibit 4.1 to Prestige Brands Holdings, Inc.’s Form S-1/A filed on January 26, 2005).+
4.2	Indenture, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to Prestige Brands, Inc.’s Form S-4 filed on July 6, 2004).+
4.3	Form of 9 1/4% Senior Subordinated Note due 2012 (contained in Exhibit 4.2 to this Registration Statement).+
4.4	Supplemental Indenture, dated as of October 6, 2004, among Vetco, Inc., Prestige Brands Holdings, Inc. and U.S. Bank, National Association (filed as Exhibit 4.1 to Prestige Brands Holdings, Inc.’s Form 10-Q filed with the Commission on February 29, 2007)+
4.5	Second Supplemental Indenture, dated as of December 19, 2006, by and among Prestige Brands, Inc., U.S. Bank, National Assocation, Prestige Brands Holdings, Inc., Dental Concepts LLC and Prestige International Holdings LLC (filed as Exhibit 4.2 to Prestige Brands Holdings Form 10-Q filed with the Commission on February 9, 2007)+
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to Registration Statement on Form S-3 (SEC File No. 333-139702) filed with the Commission on December 28, 2006)+

*	Filed herewith.

+	Incorporated herein by reference.